 As filed with the Securities and Exchange Commission on August 24, 1999.

                                                 Registration No. 333-85369
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                                FORM S-3/A
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                         MEDICAL ADVISORY SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                  Delaware                                       52-1233960
        (State or other jurisdiction                          (I.R.S. employer
      of incorporation or organization)                    identification number)

                                ---------------
                        8050 Southern Maryland Boulevard
                             Owings, Maryland 20736
                            Telephone (301)855-8070
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                               Ronald W. Pickett
                 Chairman of the Board, President and Treasurer
                         Medical Advisory Systems, Inc.
                        8050 Southern Maryland Boulevard
                             Owings, Maryland 20736
                            Telephone (301)855-8070
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:
                               Sol Genauer, Esq.
                       Blank Rome Comisky & McCauley LLP
                                One Logan Square
                        Philadelphia, Pennsylvania 19103
                           Telephone: (215) 569-5533
                            Facsimile (215) 569-5555

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------

                                               Proposed       Proposed
 Title of each Class of        Amount          Maximum         Maximum       Amount of
    Securities to be           to be        Offering Price    Aggregate    Registration
       Registered            registered       Per Share    Offering Price       Fee
----------------------------------------------------------------------------------------
Common Stock, par value
 $.005 per share.......  856,500 shares (1)  $13.1875 (2)  $11,295,094 (2) $3,140 (2)(3)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) This Registration Statement covers shares owned by certain selling stockholders which shares may be offered from time to time by the selling stockholders.
(2) Estimated solely for the purpose of calculating the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as reported by the American Stock Exchange on August 12, 1999.

(3) This amendment to the Registration Statement is being filed to increase the number of shares being registered from 847,500 to 856,500. Of the total registration fee payable for the registration of such shares, $3,108 was paid upon filing of the original registration statement and the balance of $32 is being paid with the filing of this amendment.

                                ---------------
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                         MEDICAL ADVISORY SYSTEMS, INC.

                      856,500 Shares of Common Stock

   The selling stockholders named in this prospectus under "Selling Stockholders" are offering and selling 856,500 shares of common stock pursuant to this prospectus. Medical Advisory Systems, Inc. will not receive any of the proceeds from the sale of these shares of common stock. Medical Advisory Systems, Inc. will bear certain expenses incident to the registration of the shares sold by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

   Prospective investors should carefully consider "Risk Factors" beginning on page 2 of this prospectus.

   The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may sell their Medical Advisory Systems, Inc. common stock in one or more transactions on the American Stock Exchange at market prices prevailing at the time of sale or in private transactions at negotiated prices.

   The selling stockholders may use broker, dealers or other agents to sell their shares. If this happens, the brokers, dealers or other agents may receive discounts, concessions or commissions from the selling stockholders, or they may receive commissions from purchasers of common stock for whom they acted as agents. See "Plan of Distribution."

   Our common stock is traded on the American Stock Exchange under the symbol "DOC". On August 23, 1999, the last sale price of our common stock as reported on the American Stock Exchange was 12 5/8 per share.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this Prospectus is August 24, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About Medical Advisory Systems.............................................   1
Risk Factors...............................................................   2
Forward Looking Statements.................................................   7
Use of Proceeds............................................................   8
Selling Stockholders.......................................................   8
Plan of Distribution.......................................................  10
Experts....................................................................  11
Legal Matters..............................................................  11
Where You Can Find More Information........................................  11

                               ----------------

   You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer of their shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                         ABOUT MEDICAL ADVISORY SYSTEMS

   Medical Advisory Systems, Inc. provides medical assistance products and services, including:

  . 24-hour-a-day medical information to the public via the Internet under an exclusive contract with AmericasDoctor.com, Inc., which provides real-time live online chats between physicians and Internet users.

  . 24-hour-a-day medical information to individuals, groups, and associations via 800/900 telephone numbers under our Doc-Talk program.

  . 24-hour-a-day medical advice to ships at sea through a worldwide telecommunications system, and ancillary services including training programs, medical records maintenance, and medical cost containment services;

  . 24-hour-a-day call center services and assistance to Health Maintenance Organizations (HMO's), multi-national corporations and the international travel industry, and;

  . customized pharmaceutical and medical supply kits which are sold to the maritime and aviation industries.

   We provide our services from our 24 hour-a-day Call Center located in Owings, Maryland. We also manage an additional Internet call center facility for AmericasDoctor.com, Inc. in Owings Mills, Maryland. We utilize an agent in Hong Kong to maintain relations with maritime customers and participate in a world-wide network of 24-hour call centers in 24 countries. We utilize other centers in this network to provide certain services outside the United States.

   Medical Advisory Systems, Inc. is a Delaware corporation incorporated on December 1, 1981. Our principal office is located in Owings, Maryland. Our mailing address is 8050 Southern Maryland Boulevard, Owings, Maryland 20736 and our telephone number is 301-855-8070.

                                  RISK FACTORS

   In considering whether to acquire shares of our common stock you should consider carefully the risks associated with the ownership of our common stock. These risks are described in detail below.

Significant portions of our revenues are generated by a single contract with AmericasDoctor.com, Inc..

   Approximately 21% of our revenues for fiscal year 1998 were derived from Americas Doctor.com, Inc.. Under the AmericasDoctor call center service agreement contract, we provide medical professionals who provide medical information to America Online ("AOL") subscribers. We began to provide services under the contract with AmericasDoctor during the fourth quarter of fiscal year 1998, and expect that revenue from this agreement during fiscal year 1999 will substantially exceed revenue received during fiscal year 1998. The terms of the agreement provide that we will be the exclusive provider of medical professionals to AmericasDoctor. The agreement expires in 2000, with options to renew by the Company until July 2003. We believe that our relations with AmericasDoctor are satisfactory. Nevertheless, we can make no assurances that AmericasDoctor will not terminate the agreement prior to the expiration of the term. In addition, there currently exists a dispute between us and AmericasDoctor over whether AmericasDoctor could refuse to honor the exercise by us of our option to renew our agreement with AmericasDoctor. Any termination or nonrenewal of the agreement with AmericasDoctor or the failure by AmericasDoctor to meet its financial obligations under the agreement with us, would have a material adverse effect on our business, prospects, results of operations and financial condition.

Our success depends to a large extent upon the success of our relationships with AmericasDoctor.com, Inc. and AOL.

   We believe that the success of our Internet product offerings will be largely dependent upon AmericasDoctor.com's agreement with AOL which expires in June 2001. Termination of AmericasDoctor.com's agreement with AOL, or termination of our agreement with AmericasDoctor would have a material adverse effect on our development of Doc-Talk as well as upon our business, results of operations and financial condition.

If we are not able to attract and keep employees with the requisite levels of expertise, it could have a material adverse effect on our business, financial condition and results of operation.

   Our success depends on the continued contributions of key management and technical personnel. We cannot assure you that we will be able to maintain employees with the requisite levels of expertise or that we will be able to attract and keep these employees in the future. Additionally, competition for qualified personnel is intense in the healthcare industry. Our failure to attract and keep employees with the requisite levels of expertise could have a material adverse effect on our business, financial condition and results of operation.

We cannot predict the level of market acceptance of our services.

   Although we believe that there is a need for the delivery of medical information and assistance products and services via the Internet and 800/900 telephone numbers, we are unable to make any assurances with respect to the level of market acceptance of these products and services.

Our limited access to capital could result in our inability to obtain financing in adequate amounts and on acceptable terms, which could have an adverse effect on our business, financial condition and results of operations.

   We have limited access to capital and there is no assurance that we will be able to obtain the capital necessary and appropriate to operate our business. We will require additional capital in order to:

  .  market and sell our services;

  .  develop new services;

  .  implement our plan of operations;

  .  meet our working capital needs; and

  .  pay for capital expenditures.

   Our failure to obtain financing in adequate amounts and on acceptable terms could have an adverse effect on our business, financial condition and results of operations.

Our common stock is thinly traded and its price is highly volatile.

   Our Common Stock began trading on the American Stock Exchange, on July 28, 1999. Prior to being listed on the American Stock Exchange, our Common Stock traded on the NASDAQ bulletin board . No active market for our common stock has developed and there can be no assurance that an active market for the Common Stock will develop.

   The market for our Common Stock is highly volatile. The trading price of the Common Stock is subject to wide fluctuations in response to a variety of factors, including:

  .  quarterly variations in operating and financial results

  .  the signing or loss of a major contract

  . announcements of new products or service offerings by us or our competitors

  . changes in prices of the products and services offered by us or our competitors

  .  changes in our revenue and operating income growth rates

  .  changes in governmental regulation, and

  .  general conditions in the health care industry and the economy.

   Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or relating to us specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of our Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for the securities of many health care and Internet service-related companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

The Internet market in which we and our clients compete may be characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, introductions and enhancements, and changing customer demands.

   These market characteristics in our Internet service markets are heightened by the emerging nature of the Internet. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies, our ability to adapt our solutions to meet evolving industry standards and our ability to continually improve the performance, features and reliability of our products to both changing customer demands and competitive product offerings. Our failure to successfully adapt to such changes in a timely manner could have a material adverse effect on our business, results of operations and financial condition. Furthermore, there can be no assurance that we will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of solutions, or that any new solutions or enhancements to existing solutions will adequately meet the requirements of our prospective customers and achieve any degree of significant market acceptance.

   The health care industry has undergone significant changes in recent years, and changes are expected to continue. Containing health care costs has become a national priority in the United States. As a result, the health care industry has become increasingly dominated by managed health care plans. We will need to upgrade and enhance our products and services on a continual basis in order to remain competitive. In addition, we may also be required to do additional development work to permit the implementation of our products with increasingly larger customer bases. As part of this ongoing development basis, we may conduct large scale upgrades which have a significant impact on our products. There can be no assurance that continued industry change will not adversely affect our ability to compete or that we will be able to complete our product development efforts in a timely and efficient manner or that our products and services will achieve ongoing market acceptance.

Competition is intense in the Internet customer service and health services industries.

   There are a number of competitors that offer products or services that compete with us and AmericasDoctor.com, Inc., our most significant customer for medical information and assistance products. Existing and potential clients may also evaluate our products or services against the cost of internally developed programs. Increased competition could result in pricing pressure and margin erosion. In our existing business and as we offer new products or services, or enter new markets, we may face increased competition from competitors, some of which may have substantially greater financial, marketing and technical resources than us. There can be no assurance that we will continue to compete successfully with our existing competitors or will be able to compete successfully with new competitors.

Our ability to sustain and grow our business and improve our results of operations is largely dependent on our continuing ability to secure contracts with new customers and to retain and expand contracts with existing customers.

   Our success in securing new contracts and retaining existing contracts may be adversely affected by factors outside of our control, such as government regulatory action or adverse publicity. For example, certain of our contracts could be subject to early termination by our customers if we were not in compliance with any applicable government regulation.

Due to concerns arising in connection with the increasing popularity and use of the Internet, laws and regulations may be adopted in the United States and in other countries covering issues such as user privacy, acceptable content, or taxation of services.

   Such legislation could affect the growth in use of the Internet generally and our business, either of which could have a material adverse effect on our business, results of operations and financial condition. Additionally, future laws and regulations may affect our ability of our clients to provide our services through the Internet.

   The health care industry is subject to extensive and evolving government regulation at both the federal and state level relating to many aspects of our business and the businesses of our clients, including the provision of health care services, teleservicing, health care referral programs and health maintenance organizations and other similar plans. These statutes and regulations in many cases predate the development of Internet and telephone-based health care information services and other interstate transmission and communication of medical information and services. The literal language of certain of these statutes and regulations governing the provision of health care services including the practice of medicine, could be construed by regulatory authorities to apply to certain of our activities, including, without limitation. teleservicing activities which use physicians to provide out-of-state personal health care services such as assessment and counseling and information regarding appropriate health care providers and treatment time frames. These statutes and regulations could also apply to certain activities of our health care service customers when operating our programs. We have not been made aware, nor are we aware, that any of our clients with respect to operation of our programs, nor to our knowledge has any other organization providing out-of-state teleservicing ever been made the subject of such requirements by a regulatory authority. In addition, the literal language of the statutes and regulations governing health maintenance organizations and other plans that provide or arrange for the provision of health care services for a prepaid or periodic charge could be construed by regulatory authorities to apply to certain of our business activities. We have not been made aware, nor are we aware that any other company providing teleservicing has ever been made, the subject of such requirements by a regulatory authority. However, if regulators seek to enforce any of the foregoing statutory and regulatory requirements, we, our employees and/or our clients could be required to obtain additional licenses or registrations, to modify or curtail the operation of our programs, to modify the method of payment for our programs, or to pay fines or incur other penalties.

   There can be no assurance that we will not be subject to review or challenge by government regulators under any of the foregoing statutes and regulations that apply to health care services and products. In addition, additional laws and regulations could be enacted in the future that would regulate the Internet, our business or the use of our products and services. Any government investigative or enforcement actions with respect to our business or the use of our products or services could generate adverse publicity irrespective of the final outcome, and could have a material adverse effect on our business.

We may become involved in significant medical liability actions which would adversely affect our business, financial condition and results of operation.

   In recent years, participants in the health care industry, including physicians, nurses and other health care professionals, have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve large claims and significant defense costs. Due to the nature of our business, we could become involved in litigation regarding medical advice provided by the health professionals with whom we have contracts with the risk of adverse publicity, significant defense costs and substantial damage awards. We have not adopted policies and procedures intended to reduce the risk of claims and, to date, we have not been the subject of any claim involving the operation of a teleservicing center that provides medical information. However, given the nature of the industries in which we provide services, there can be no assurance that claims will not be brought against us. Even if such claims ultimately prove to be without merit, defending against them can be time consuming and expensive, and any adverse publicity associated with such claims could have a material adverse effect on our business, results of operations and financial condition.

   While we maintain professional liability insurance, there can be no assurance that claims in excess of our insurance coverage will not arise or that all claims would be covered by such insurance. In addition, although we have not experienced difficulty in obtaining insurance coverage in the past, we expect to seek increased insurance coverage as our business grows. There can be no assurance that we will be able to maintain existing insurance coverage or obtain increased coverage on acceptable terms or at all.

Significant damage to our call center could adversely affect our business.

   We maintain a medical telecommunications center in Owings, Maryland and manage an additional AmericasDoctor.com facility in Owings Mills, Maryland. Our operations depend on the adequate functioning of the computer and telephone systems in our call centers. Although we have taken precautions to provide for power, computer and telephone systems redundancy, there can be no assurance that a fire or other disaster affecting the call center or an equipment failure would not disable our systems for a significant period of time. Any significant damage to our facilities or an equipment failure could have a material adverse effect on our results of operations. Our current telecommunications infrastructure will not be adequate for our future needs and we will need to continue to expand such infrastructure to support our continued revenue growth.

Our computer systems and/or the computer systems of our customers or vendors may not be Year 2000 compliant which could result in an inability to engage in normal business activities for a period of time after January 1, 2000 which could have a material adverse effect on our business, financial condition and results of operation.

   Although we believe our information technology systems will be Year 2000 compliant by the end of 1999, we cannot assure you that our information technology systems will be Year 2000 compliant on a timely basis.

We are in the process of developing a contingency plan in the event our systems are not Year 2000 compliant on a timely basis.

The occurrence of an event not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

   Our business could be disrupted by a variety of occurrences, including:

  .  fires, explosions or blow outs;

  .  environmental hazards;

  .  hurricanes, floods, fires or other acts of God; or

  .  product liability occurrences.

   Any of these occurrences could result in substantial losses due to:

  .  injury;

  .  loss of life;

  .  severe damage;

  .  clean-up responsibilities;

  .  regulatory investigation; or

  .  penalties and suspension of operations.

   We maintain insurance coverage against some, but not all, potential risks. However, we cannot assure you that:

  . insurance will be adequate to cover all losses or exposure for liability;

  . insurance will continue to be available at premium levels that justify its purchase; or

  .  insurance will continue to be available at all.

   If an event occurs which is not fully covered by insurance, it could have a material adverse effect on our business, financial condition and results of operation.

We intend to evaluate future acquisitions of complementary businesses as part of our business strategy. Our acquisitions may adversely affect you in the following ways:

  .  potentially dilutive issuances of equity securities

  .  the use of our cash resources

  .  the incurrence of additional debt and increased goodwill

  . intangible assets and amortization expense which could negatively impact our profitability.

   In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which we have no or limited direct prior experience, and the potential loss of key employees of the acquired company.

Future sales of our common stock in the public market could adversely affect our stock price and our ability to raise funds in new stock offerings.

   There were approximately 4,461,000 million shares of our common stock outstanding as of August 23, 1999. In addition, we intend to continue to issue common stock in connection with acquisitions or in other transactions.

Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities.

Anti-takeover provisions may make it more difficult for a third party to acquire control of us, could adversely affect the market price of our common stock and could reduce the amount that our stockholders might receive if we are sold.

   "Anti-takeover" provisions contained in Delaware law and in our articles of incorporation, bylaws and contracts could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to our stockholders. These provisions could adversely affect the market price of our common stock and could reduce the amount that our stockholders might receive if we are sold.

                           FORWARD LOOKING STATEMENTS

   Some of the information in this prospectus may contain "forward-looking statements". Forward-looking statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, including but not limited to the following risks which are described in detail under "Risk Factors" beginning on page 2 hereof:

  .  limited access to capital;

  . dilution which could result from issuance of additional shares pursuant future transactions;

  .  ability to maintain level of employee expertise;

  .  risks associated with Year 2000 issues;

  .  ability to implement growth strategy;

  .  relationship with AmericasDoctor.com and AOL

  .  volatility of our common stock

  .  acceptance of our services

  .  changing internet environment

  .  laws affecting the internet

  .  future acquisitions

  .  medical liability suits and actions

  .  anti-takeover restrictions; and

  .  operating hazards and insurance coverage.

   When considering these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

                                USE OF PROCEEDS

   All net proceeds from the sale of our common stock will go to the selling stockholders selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling stockholders.

                              SELLING STOCKHOLDERS

   The following table provides certain information regarding the beneficial ownership of our common stock by the selling stockholders prior to and after the offering. Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. After the offering, none of the selling stockholders will own any shares of our common stock.

                                           Number of    Number of    Number of
                                          Shares Owned Shares Being Shares Owned
                                          Prior to the Offered for   After the
           Selling Stockholder              Offering       Sale       Offering
           -------------------            ------------ ------------ ------------
Stephen F. Osborne, M.D..................     4,000        4,000          0
William F. Woodward, M.D.................     4,000        4,000          0
Diana Lee Smith, M.D.....................     4,000        4,000          0
Theodore G. Konen, M.D...................     4,000        4,000          0
F. Jack Brinley, M.D.....................       500          500          0
Robert Cowles............................     5,000        5,000          0
Frank Kinnett............................     5,000        5,000          0
Thomas P. Carroll........................     1,500        1,500          0
Jon D. and Wendy Binnix..................    10,000       10,000          0
Christopher & Almedena Carroll...........     2,000        2,000          0
John P. Margeson.........................    16,500       16,500          0
James C. Simmons Jr......................    22,500       22,500          0
David H. Talbot..........................     5,000        5,000          0
Health Reform Opportunities, LP..........    60,000       60,000          0
Shawn Casey..............................     1,500        1,500          0
Tim & Heidi Quinn........................     5,000        5,000          0
Robert H. & Susan W. Gresham.............     3,750        3,750          0
Louis H. Gump............................     2,500        2,500          0
Robert L. Callahan III Trust
 R.L. Callahan, Profit Sharing Plan, U/A
  dtd 3/20/97............................     3,750        3,750          0
Roger E. Zotti...........................     3,000        3,000          0
James W. Perry...........................     5,000        5,000          0
H. Ross Arnold, Jr.......................     4,000        4,000          0
Verna G. Perry...........................     5,000        5,000          0
Rennie B. Skinner........................     8,333        8,333          0
Louise B. Shane..........................     5,000        5,000          0
Jeff Brenner.............................    10,000       10,000          0
Patricia D. Casey........................     1,500        1,500          0
Dr. James J. or Lenore S. Santoro........     6,000        6,000          0
Wm. F. & Marian S. Wilhoit...............     5,000        5,000          0
Robert C. & Kathy A LaRose...............    17,000       17,000          0
Catholic Order of Foresters..............    10,000       10,000          0
David H. Talbot--IRA.....................     9,000        9,000          0
Jack Ray Farm, LP........................     5,000        5,000          0
Ursula Lohr Trust........................     5,000        5,000          0
John Ventresca...........................    10,000       10,000          0

                                         Number of    Number of    Number of
                                        Shares Owned Shares Being Shares Owned
                                        Prior to the Offered for   After the
          Selling Stockholder             Offering       Sale       Offering
          -------------------           ------------ ------------ ------------
John C. Alston.........................     5,000        5,000          0
Contract Supplies & Services Inc.......     5,000        5,000          0
Ventresca & Sons Inc. Profit Sharing
 Plan --1/1/73.........................     5,000        5,000          0
Virginia W. Lippert....................     5,000        5,000          0
John Michael Winesette.................     5,000        5,000          0
Eureka Concrete Const. Inc.............     5,000        5,000          0
David Ventresca........................     2,500        2,500          0
Rodger W. Fauber.......................    15,000       15,000          0
Europa International Inc...............    21,000       21,000          0
Valor Capital Management L.P...........    21,000       21,000          0
Bob Sunness............................     5,000        5,000          0
Henry Royer............................     5,000        5,000          0
J. Michael Halwig, M.D.................     2,500        2,500          0
Glazebrook & Geeslin, MDPC Profit
 Sharing Trust.........................     5,000        5,000          0
Charles U. Slick.......................     1,700        1,700          0
Jerome L. Rhattigan....................     5,000        5,000          0
Jan O. & Janice M. Miller..............     5,000        5,000          0
Timberline Corporation.................     5,000        5,000          0
David L. Jordan........................     7,500        7,500          0
Terry P. Ginthner......................    15,000       15,000          0
William A. Pope........................     1,700        1,700          0
Gary W. Shirley........................     2,433        2,433          0
Universal Partners, L.P................     4,000        4,000          0
Real Estate Express of Myrtle Beach....     5,000        5,000          0
Edna L. Hayden.........................     2,500        2,500          0
 Robert R. Shubbs Tte; U/W Carolyn
  Thompson Markert;
 FBO James Andrew Markert..............     1,000        1,000          0
Rhonda L. Motley.......................     2,833        2,833          0
Michael E. & Barbara L. Hayden.........     2,500        2,500          0
William P. O'Reilly....................    17,000       17,000          0
Drax Holdings, L.P.....................     8,000        8,000          0
William McBrayer.......................     1,666        1,666          0
Wachtel & Co...........................     7,335        7,335          0
Henry Partners, L.P....................    45,000       45,000          0
Jor-El Ltd.............................    60,000       60,000          0
Mathew Hayden..........................    20,000       20,000          0
Vince Buczek...........................    20,000       20,000          0
First Atlanta Financial Services
 Corp..................................     5,000        5,000          0
Bellfield Carter, Jr. IRA..............     5,000        5,000          0
Attkisson, Carter & Akers..............    10,000       10,000          0
Brett Thackston........................    89,750       89,750          0
Tim Moody..............................     3,750        3,750          0
Timothy Terry..........................     1,875        1,875          0
Kristin Montet.........................     1,875        1,875          0
Ethel Ware Carter......................    61,375       61,375          0
Ronald L. Attkisson....................    61,375       61,375          0

                              PLAN OF DISTRIBUTION

   The selling stockholders, or their pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares at various times in one or more of the following transactions:

  . on any national securities exchange, or other market on which our common stock may be listed at the time of sale, including the American Stock Exchange;

  .  in the over-the-counter market;

  . through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  . through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  . in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  .  through options, swaps or derivatives;

  .  in privately negotiated transactions;

  .  in transactions to cover short sales; and

  .  through a combination of any such methods of sale.

   In addition, the selling stockholders may also sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, under the terms of such rule rather than pursuant to this prospectus.

   The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

   The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

   From time to time the selling stockholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

                                    EXPERTS

   The consolidated balance sheet as of October 31, 1998 and the consolidated statements of earnings, stockholders' equity and cash flows for each of the two years in the period ended October 31, 1998, incorporated by reference in this prospectus, have been incorporated herein in reliance upon the report of Stefanou & Company, LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   An opinion has been rendered by the law firm of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania, to the effect that the shares of the Company's common stock offered by the selling stockholders under this prospectus are legally issued, fully paid and non-assessable.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any reports, statements and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C., 20549 and at the SEC's regional offices in Illinois and New York. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site (http://www.sec.gov). You may also inspect our SEC filings and other information concerning Medical Advisory Systems, Inc. at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

   We have filed a registration statement on Form S-3 to register the shares of common stock offered under this prospectus. This prospectus is a part of the registration statement on Form S-3 and constitutes a prospectus of Medical Advisory Systems, Inc. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement on Form S-3 or the exhibits to the registration statement on Form S-3. For such additional information, you must read that registration statement along with its exhibits.

   The SEC also allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

   This prospectus incorporates important business and financial information about Medical Advisory Systems that is not included in or delivered with this prospectus. Copies of any of that information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests for those documents should be directed to the Secretary, Medical Advisory Systems, Inc., 8050 Southern Maryland Boulevard, Owings, Maryland 20736, and telephone requests may be directed to the Secretary at
(301) 855-8070.

   We incorporate by reference the documents listed below which we previously filed with the SEC:

  1. Our annual report on Form 10-KSB for the year ended October 31, 1998, which we filed January 29, 1999;

  2. Our quarterly reports on Form 10-QSB for the quarters ended January 31, 1999 and April 30, 1999.

  3   The description of our common stock which is contained in our registration statement on Form 8- A/A, which we filed on August 13, 1999.

   All documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until this offering is completed will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.

                                    PART II

                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

      Securities and Exchange Commission Registration Fee.............. $ 3,140
      Accounting Fees and Expenses.....................................   2,500
      Legal Fees and Expenses..........................................  10,000
      Printing Fees and Expenses.......................................   2,000
      Miscellaneous....................................................   1,000
                                                                        -------
        Total.......................................................... $18,640
                                                                        =======

Item 15. Indemnification of Directors and Officers.

   Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or it stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit.

   Section 145 of the Delaware General Corporation Law empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The Delaware General Corporation Law also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

   The Company's Restated Certificate of Incorporation, as amended, provides in effect for the elimination of the personal liability of the Company's directors for breaches of fiduciary duty and for the indemnification by the Company of each director and officer of the Company, in each case, to the fullest extent permitted by applicable law.

   The Company purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power or the obligation to indemnify him or her against such liability under the provisions of the Company's Certificate of Incorporation.

Item 16. Exhibits.

  5.1 Opinion of Blank Rome Comisky & McCauley LLP as to the validity of the issuance of the common stock of Medical Advisory Systems, Inc. being registered.
 23.1 Consent of Stefanou & Company, LLC, independent auditors.
 23.2 Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1).

--------

* Previously filed

Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) include any additional or changed material information on the plan of distribution.

       Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

      (2) For determining liability under the Securities Act of 1933 treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Owings, state of Maryland on August 24, 1999.

                                          Medical Advisory Systems, Inc.

                                                   /s/ Ronald W. Pickett
                                          By: _________________________________
                                                    Ronald W. Pickett,
                                                 Chairman of the Board and
                                                         President

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on August 24, 1999 in the capacities indicated.

              Name                                 Title

       /s/ Ronald W. Pickett       Chairman of the Board and President
_________________________________
        Ronald W. Pickett

        /s/ Thomas M. Hall         Chief Executive Officer and Director
_________________________________   (Principal Executive Officer, Principal
  Thomas M. Hall, M.D., M.I.M.      Financial Officer and Principal Accounting
                                    Officer)

        /s/ Robert P. Crabb        Director
_________________________________
         Robert P. Crabb

                                 EXHIBIT INDEX

  5.1 Opinion of Blank Rome Comisky & McCauley LLP as to the validity of the issuance of the common stock of Medical Advisory Systems, Inc. being registered.
 23.1 Consent of Stefanou & Company, LLC, independent auditors.*
 23.2 Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1).

--------

* Previously filed